SECURITIES AND EXCHANGE COMMISSION
        Washington, D.C. 20549



        FORM 8-K



        CURRENT REPORT
        Pursuant to Section 13 or 15(d) of
        The Securities Exchange Act of 1934



        Date of Report: September 24, 1997



        ACTRADE INTERNATIONAL, LTD.
        (Exact name of registrant as specified by its charter)



Delaware                0-18711                 13-3437739
(State or other jurisdic-   (Commission File            (IRS Employer
tion of incorporation)  Number)         Identification
Number)


        7 Penn Plaza, Suite 422, New York, NY 10001 (Address of principal executive offices)


Registrant's Telephone Number: (212) 563-1036


Former Name or Former Address If Changed Since Last Report


Item 5.  Other Events

Effective September 8, 1997, Mr. Henry N. Seror resigned as President and a Director of the Company and of Actrade International, Corp., the Company's international trading subsidiary. Mr. Seror cited personal reasons for his resignation. Also effective September 8, 1997, Mr. Amos Aharoni, Chief Executive Officer of the Company, assumed Mr. Seror's duties as President and Mr. John Woerner was appointed as President of Actrade International,
Corp.   Mr. Woerner will also continue as a Director of the Company. The vacancy on the Company's Board of Directors created by the resignation of Mr. Seror will not be filled until the Annual meeting of Shareholders which is currently scheduled for November 10, 1997, at which time the entire Board of Directors will come up for election by the Shareholders.

Additionally, effective July 18, 1997, the Company hired Mr. Alexander C. Stonkus as Chief Operating Officer and, effective September 3, 1997, the Company hired Mr. Elliott S. Eisenberg as Executive Vice President for Actrade Capital, Inc. and Actrade International, Ltd.

Following is a brief biography for each of these new Officers:

ALEXANDER C. STONKUS currently serves as Chief Operating Officer for the Company and Actrade Capital, Inc., a wholly owned subsidiary. Prior to joining Actrade, Mr. Stonkus served in various senior management positions with Elco Freight International, Inc., full service shipping, customs broker, warehousing and distribution company with annual sales of $80 Million. During his eight-year tenure with Elco, Mr. Stonkus served as Elco's General Manager for four years being promoted to Vice President and Chief Operating Officer in 1991. As COO of Elco, Mr. Stonkus was primarily responsible for strategic planning, budgetary and operating accountability and overall operations for 17 offices, of which 12 were added during his tenure as COO, and 250 employees. In 1995 Mr. Stonkus was further promoted to Senior Vice President and COO of Elco. In this position he assisted in the sale of Elco and several affiliated companies, certain of which he was instrumental in establishing while with Elco, to The Concord Group. Prior to joining Elco, from 1983 to 1987, Mr. Stonkus was employed as a Converter for Fabriyaz, a privately held textile conversion company for home furnishings, where he was principally responsible for purchasing, production, transportation and inventory control. Mr. Stonkus was also responsible for designing the computerization system for what had previously been a manually operated company, resulting in improved control and cost of inventory, accounting, customer services and sales. Mr. Stonkus has also served on the Board of Directors of various companies during his professional career. Mr. Stonkus graduated from The Pennsylvania State University in 1982 receiving a Bachelor of Science Degree in Finance.

ELLIOTT S. EISENBERG currently serves as Executive Vice President of the Company and Actrade Capital, Inc., a wholly owned subsidiary. From 1996 until January 1997, Mr. Eisenberg served as Chief Operating Officer and as a Member of The Office of The President of Bureau of Electronic Publishing, Inc., a publicly held multimedia CD-ROM publisher, where his responsibilities included development of a new business model, strategic planning for the company and securing financing, heading operations, marketing and sales. Prior thereto, from 1991 to 1996, Mr. Eisenberg served as Vice President of ODE Equity Corporation, a privately held financial information services and management consulting company. From 1988 until 1991, Mr. Eisenberg was engaged as a Business Development/Acquisitions Officer for Bell Canada Enterprises Inc., a New York Stock Exchange listed company engaged in telecommunications, international publishing, information services and communications. Prior thereto (1986 to
1988) Mr. Eisenberg was employed as Executive Vice President and Chief Operating Officer for Kirsner, Stern & Slavutin, Inc., a privately held financial service, insurance and pension company. During his tenure Mr. Eisenberg reversed a $1 Million loss into a $600,000 profit and doubled gross revenues. From 1984 to 1986, Mr. Eisenberg served as Vice President, Chief Financial Officer, Treasurer and a Director of The Union Corporation/Capital Credit Corporation, also a New York Stock Exchange listed company engaged in financial services and credit card collections. While in this position, Mr. Eisenberg developed and implemented a three-year turnaround plan for the company which resulted in increased productivity and allowed that company to show its first profit in five years. Mr. Eisenberg is a graduate of Queens College, where he received his Bachelor of Arts Degree in Biology and Chemistry in 1968, and of the New York University School of Business, where he received his Masters of Business Administration in Finance in 1973 and a Masters in Business Administration in Accounting in 1979. Mr. Eisenberg currently serves as Vice Chairman of the Site Planning Review Board and is a member of the Planning Board for the West Windsor Township, New Jersey. He formerly served as the Development Commissioner and as a member of the Zoning Board of Adjustment for West Windsor Township, New Jersey.




        SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  September 24, 1997                      ACTRADE INTERNATIONAL, LTD.




BY:__/s/Amos Aharoni________________
      Amos Aharoni, Chief Executive Officer